Exhibit 99.1


       FNB Corp. Announces 18.4% Increase in Second Quarter EPS;
             FNB Board Reauthorizes Stock Buyback Program


    ASHEBORO, N.C.--(BUSINESS WIRE)--July 18, 2003--FNB Corp. (Nasdaq:
FNBN), the holding company for First National Bank and Trust Company, Rowan Bank and Dover Mortgage Company, today announced its financial results for the second quarter of 2003. Net income for the second quarter increased to $2.680 Million, or $.45 per diluted share, from $1.874 Million, or $.38 per diluted share, in the same period of 2002, the gains in net income and earnings per share being 43.0% and 18.4%, respectively. For the first six months of 2003, net income was $4.942 Million, or $.85 per diluted share, compared to $3.679 Million, or $.75 per diluted share, in the same period last year, increases of 34.3% for earnings and 13.3% for EPS. FNB was recently recognized by Fortune Small Business magazine as one of the nation's 100 fastest growing companies.
    At June 30, 2003, total assets were $808,782,000, loans were $561,167,000 and deposits were $595,192,000. Return on average equity on an annualized basis for the first six months of 2003 was 12.90%, and return on average assets was 1.27%. Return on tangible equity and assets (calculated by deducting average goodwill from average equity and from average assets) amounted to 15.91% and 1.29%, respectively.
    The merger of Dover Mortgage Company into FNB Corp., effective April 1, 2003, was accounted for as a purchase business combination and, accordingly, there was no restatement of prior period financial information. The merger of Rowan Bank into FNB Corp., effective August 1, 2002, was also accounted for as a purchase business combination.
    FNB Chairman and President Michael C. Miller commented, "We are pleased with the strength and growth of our earnings. The additions of Rowan Bank and Dover Mortgage have diversified our markets and enhanced FNB Corp. earnings. While economic conditions have limited certain lending opportunities, the low interest rate environment continues to lead to mortgage banking successes and to increased sales of investment products and the growth of wealth management services."
    Net interest income increased $445,000 or 7.4% in the second quarter of 2003 compared to the same period in 2002 and $1,429,000 or 12.1% in comparing six-month results, partially as a result of the growth in earning assets from the additions of Rowan Bank and Dover Mortgage Company. The net interest margin, negatively affected by the continuing decline in interest rates and also impacted by structural changes in the balance sheet as a result of acquisitions, amounted to 3.90% on a taxable equivalent basis in the first six months of 2003 compared to 4.51% in the same period of 2002. For the 2003 second quarter, the net interest margin was 3.70% compared to 4.60% in the 2002 second quarter.
    Noninterest income increased $5,879,000 or 174% in the first six months of 2003 compared to the same period of 2002 and $4,804,000 or 285% in comparing second quarter results, due largely to the addition of income from the mortgage banking operations of Dover Mortgage Company. There was also a significant gain for the subsidiary banks in the level of income from mortgage banking operations, fee and service charge income and investment sales revenues. Noninterest expense was $5,210,000 or 58% higher in the first six months of 2003 and $3,622,000 or 80% higher in the second quarter, due primarily to the additions of Dover Mortgage Company and Rowan Bank.
    At June 30, 2003, the allowance for loan losses was $6,038,000, amounting to 1.17% of loans held for investment compared to 1.22% at December 31, 2002 and 1.21% at June 30, 2002. The provision for loan losses recorded in the second quarter of 2003, reflecting increases in classified assets due to economic conditions, amounted to $830,000 compared to $530,000 in the second quarter of 2002. For the first six months of 2003, the provision was $1,080,000 compared to $1,040,000 in the same period of 2002. As of June 30, 2003, nonperforming loans were $6,661,000 in total, compared to $6,212,000 and $4,427,000 at December
31, 2002 and June 30, 2002, respectively. Nonaccrual loans and accruing loans past due 90 days or more amounted to $4,564,000 and $2,097,000, respectively at June 30, 2003, $4,944,000 and $1,268,000 at December 31, 2002, and $3,789,000 and $638,000 at June 30, 2002.
Loans considered impaired as of June 30, 2003 totaled $71,000 (all of which was also on nonaccrual status) compared to $3,211,000 and $375,000 as of December 31, 2002 and June 30, 2002, respectively.
    In other action to report, Miller announced that the FNB Corp. Board of Directors has renewed its authorization to repurchase up to 300,000 shares or approximately 5% of the Company's 5.65 Million outstanding shares during the period commencing August 1, 2003 and ending July 31, 2004. The purchases may be made from time to time in the open market or in privately negotiated transactions. Under previous buyback programs, a total of 386,684 shares have been repurchased.

    FNB Corp. is the central North Carolina-based bank holding company for First National Bank and Trust Company, Rowan Bank and Dover Mortgage Company. First National Bank operates seventeen community offices in Archdale, Asheboro, Biscoe, Ellerbe, Laurinburg, Pinehurst, Ramseur, Randleman, Rockingham, Seagrove, Siler City, Southern Pines and Trinity. Rowan Bank operates three community offices in China Grove, Kannapolis and Salisbury. Dover Mortgage Company operates six mortgage production offices in Charlotte, Goldsboro, Greenville, Lake Norman, Raleigh and Wilmington. Through its subsidiaries, FNB offers a complete line of consumer, mortgage and business banking services, including loan, deposit, cash management, investment management and trust services. Internet banking is available at www.fnbnc.com. Deposits are insured by the Federal Deposit Insurance Corporation.
    FNB Corp. stock is traded on the NASDAQ National Market System under the symbol "FNBN". Market makers for FNB Corp. stock are Scott & Stringfellow, Keefe, Bruyette & Woods, Goldman Sachs, Ferris Baker Watts, Knight Securities, Ryan Beck & Company, Trident Securities, Sandler O'Neill & Partners and Stern Agee and Leach.

    This news release contains forward-looking statements. Such statements are subject to certain factors which may cause the company's results to vary from those expected, including the risks set forth from time to time in the company's filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's judgment only as of the date hereof. The company undertakes no obligation to publicly revise these forward-looking statements to reflect events and circumstances that arise after the date hereof.



                      FNB Corp. and Subsidiaries
                  CONSOLIDATED FINANCIAL INFORMATION
                 (In thousands except per share data)

                                Three Months Ended    Six Months Ended
                                      June 30,             June 30,
                                ------------------  ------------------
                                 2003       2002     2003       2002
                                ------     ------   ------     ------
SUMMARY OF OPERATIONS

Interest income:
     Loans                  $   8,170  $   6,690  $  16,331  $  13,446
     Investment securities:
         Taxable income         1,358      2,288      2,941      4,508
         Non-taxable income       402        286        732        583
     Other                         86         17        185         46
                               -------    -------    -------   -------
             Total interest
              income           10,016      9,281     20,189     18,583
Interest expense                3,542      3,252      6,963      6,786
                               -------    -------    -------   -------
Net interest income             6,474      6,029     13,226     11,797
Provision for loan losses         830        530      1,080      1,040
                               -------    -------    -------   -------
Net interest income after
     provision for loan losses  5,644      5,499     12,146     10,757
Noninterest income              6,489      1,685      9,252      3,373
Noninterest expense             8,172      4,550     14,185      8,975
                               -------    -------    -------   -------
Income before income taxes      3,961      2,634      7,213      5,155
Income taxes                    1,281        760      2,271      1,476
                               -------    -------    -------   -------

Net income                  $   2,680  $   1,874  $   4,942  $   3,679
                               =======    =======    =======   =======

Per share data:
     Net income:
         Basic              $     .48  $     .39  $    .89   $     .77
         Diluted                  .45        .38       .85         .75
     Cash dividends declared      .14        .14       .28         .28


                                   June 30,             December 31,
                              ------------------    ------------------
                               2003       2002             2002
                              ------     ------           ------

BALANCE SHEET INFORMATION

Total assets                $ 808,782  $ 591,649        $ 754,370
Cash and due from banks        22,940     12,379           15,944
Investment securities         147,426    157,780          153,857
Loans                         561,167    388,264          502,342
Other earning assets           30,727      8,364           41,638
Goodwill                       16,343          -           12,601
Deposits                      595,192    481,788          592,354
Other interest-bearing
 liabilities                  125,429     44,681           81,815
Shareholders' equity           79,796     59,001           73,090

Per share data:
     Book value             $   14.11  $   12.41        $   13.49
     Closing market price       24.60      17.49            19.39



    FNB Corp. is the holding company for First National Bank and Trust Company, Rowan Bank and Dover Mortgage Company. Rowan and Dover were acquired effective August 1, 2002 and April 1, 2003, respectively, under merger transactions accounted for as purchase business combinations. Prior period financial information has not been restated. FNB Corp. stock is traded on the NASDAQ National Market System under the symbol "FNBN".
    Market makers for FNB Corp. stock are Scott & Stringfellow, Keefe, Bruyette & Woods, Goldman Sachs, Ferris Baker Watts, Knight Securities, Ryan Beck & Company, Trident Securities, Sandler O'Neill & Partners and Stern Agee and Leach.


    CONTACT: FNB Corp.
             Jerry A. Little, 336-626-8300